Exhibit 5.2

[Jones Day Letterhead]

October 3, 2014

Fly Leasing Limited

West Pier
Dun Laoghaire
County Dublin, Ireland

Re:	$75,000,000 Aggregate Principal Amount of 6.750% Senior Notes due 2020 and $325,000,000 Aggregate Principal Amount of 6.375% Senior Notes due 2021 of Fly Leasing Limited

Ladies and Gentlemen:

We are acting as counsel for Fly Leasing Limited, a Bermuda exempted company (the “Company”), in connection with the issuance and sale of (i) $75,000,000 aggregate principal amount of the Company’s 6.750% Senior Notes due 2020 (the “2020 Notes”) and (ii) $325,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2021 (the “2021 Notes” and, together with the 2020 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated as of September 24, 2014, entered into by and between the Company and Jefferies LLC, acting as the representative of the several underwriters. The 2020 Notes are being issued under the base indenture dated as of December 11, 2013 (the “Base Indenture”), as supplemented by the first supplemental indenture, dated as of December 11, 2013 (the “First Supplemental Indenture” and, together with the Base Indenture, the “2020 Notes Indenture”), in each case, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The 2021 Notes are being issued under the Base Indenture, as supplemented by the second supplemental indenture, dated as of October 3, 2014 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “2021 Notes Indenture”), by and between the Company and the Trustee. The 2020 Notes Indenture and the 2021 Notes Indenture are collectively referred to herein as, the “Indentures.”

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For the purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indentures, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indentures, and (iii) each of the Indentures is the valid, binding and enforceable obligation of the Trustee.

We have further assumed that (a) the Company is a Bermuda exempted company existing and in good standing under the laws of Bermuda, (b) each of the Indentures and the Notes have been (i) authorized by all necessary corporate action of the Company and (ii) executed and delivered by the Company under the laws of Bermuda, and (c) the execution, delivery, performance and compliance with the terms and provisions of each of the Indentures and the Notes by the Company do not violate or conflict with the laws of Bermuda or the terms and provisions of the Company’s Memorandum of Association or Amended and Restated Bye-laws, or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-197912) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day